EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2006 Equity and Cash Incentive Plan of Bob Evans Farms, Inc., of our reports dated July 10, 2006, with respect to the consolidated financial statements of Bob Evans Farms, Inc., Bob Evans Farms, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bob Evans Farms, Inc., incorporated by reference in its Annual Report on Form 10-K for the year ended April 28, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, OH
March 7, 2007